                     YONKERS FINANCIAL CORPORATION COMMITTEE
                          TO PRESERVE SHAREHOLDER VALUE
                                December 14, 1999

Dear Fellow Stockholder:

I am writing to address certain claims set forth in the Company's letter of December 8, 1999.

                 LOANS AND DEPOSITS UP - STOCK PRICE DOWN 25.5%!
The Company trumpets their 238% loan growth and 41% deposit growth - who cares? The Company avoids discussing the 25.5% decline in the stock price from $22 in October 1997 to $16.375 on December 10, 1999 which is something every shareholder cares about.

                    MANAGEMENT IS SPENDING MORE TO MAKE LESS
The Company also does not discuss the significant increase in its efficiency ratio (general and administrative expenses/net interest income plus loan fees, gain on sale of loans and other income) from 55.48% in September 1996 to 67.91% in September 1999, and the decrease in net income from $2.9M to 2.6M ( 10.34%), for the years ended September 1997 and 1999, respectively (Data Source SNL Quarterly Thrift Digest). These figures are significant, because they demonstrate it is costing the Company more to make less.

                             FLAT EARNINGS PER SHARE
The Company's earnings per share of $.27 was stagnant for five consecutive quarters from April 1998 to June 1999. When the Committee informed the Company that it intended to conduct a proxy contest, the earnings per share increased to $.30 for the next quarter. Could this be a coincidence? More importantly, an 11% increase in earnings per share over an eighteen-month period does not translate into making the Company "more attractive to potential buyers".

                THE COMMITTEE OPPOSES A FIRE SALE OF THE COMPANY
If the Company's value as an independent entity can be demonstrated, the Committee's nominees would support staying independent. However, in order to make this determination, the Company must conduct serious discussions with potential acquirers to compare the acquisition price to the Company's value as an independent entity. Unfortunately, the Board refuses to have such discussions. The important financial decisions should be made by shareholders who have a large financial stake in the Company. Our decisions will not be colored by a long-term relationship with the Company's management, or a desire to continue to receive a salary and fringe benefits.

                                   Sincerely,

                                   Lawrence B. Seidman


                             I M P O R T A N T ! ! !

If your shares are held in "Street Name" only your bank or broker can vote your shares and only upon receipt of your specific instructions. Please return the proxy provided to you or contact the person responsible for your account and instruct them to vote for the Committee's Nominees on the GOLD proxy card.


If you have any questions, or need further assistance, please call Lawrence Seidman at (973) 560-1400, Extension 108, or Dennis Pollack at (201) 930-1428, or our proxy solicitor: Beacon Hill Partners, Inc., 90 Broad Street, New York, New York 10004, at (800) 755-5001.